Exhibit 99.1

Golden Enterprises, Inc. Releases Earnings and Declares Quarterly Dividend

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Jan. 5, 2006--Golden Enterprises, Inc.'s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable January 25, 2006 to stockholders of record on January 16, 2006.
    For the thirteen weeks ended December 2, 2005, basic and diluted loss per share was ($.02) compared to a ($.00) loss last year on net sales of $25,430,115 versus $24,851,760, a sales increase of 2%, or $.06 million. Golden Enterprises, Inc. continues to show improvement in sales growth by delivering premiere customer service, introducing new products and expanding marketing efforts by building brand awareness through differentiation. Management continues to adopt challenging financial goals to improve earnings per share, margins and cash flow.
    Gross margins for the thirteen weeks ended December 2, 2005 were $11,628,574 versus $11,573,086. During the thirteen weeks, gross margins increased $.05 million compared to the prior year. The continued increase in margins is primarily attributable to an increase in sales volume with continued emphasis on improved manufacturing efficiency to offset the impact of rising fuel cost and other increasing commodities.
    Selling, general and administrative expenses increased 4%, or $.47 million, during the thirteen weeks as a result of increased distribution costs and additional cost associated with complying with
Section 404 of the Sarbanes-Oxley Act.
    For the twenty-six weeks ended December 2, 2005, basic and diluted loss per share was ($.03) compared to $.02 last year, on net sales of $51,461,951 versus $49,618,186, a 4% increase.
    The following is a summary of net sales and income information for the thirteen weeks and twenty-six weeks ended December 2, 2005 and November 26, 2004.


                     Thirteen Weeks Ended     Twenty-Six Weeks Ended
                   --------------------------------------------------
                   December 2,  November 26, December 2,  November 26,
                       2005       2004          2005         2004
                   --------------------------------------------------
Net Sales          $25,430,115  $24,851,760  $51,461,951  $49,618,186

(Loss) income
 before income
 taxes             $  (458,027) $   (19,340) $  (559,760) $   279,185
Income taxes          (168,996)     (12,127)    (206,487)      98,223
                   -----------  -----------  -----------  -----------
(Loss) net income  $  (289,031) $    (7,213) $  (353,273) $   180,962

Basic and diluted
 (Loss) earnings
 per share         $     (0.02) $     (0.00) $     (0.03) $      0.02
                   ===========  ===========  ===========  ===========

Basic weighted
 shares
 outstanding        11,835,330   11,852,830   11,835,330   11,852,830

Diluted weighted
 shares
 outstanding        11,864,453   11,852,830   11,863,456   11,852,830


    This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.

    CONTACT: Golden Enterprises, Inc.
             Patty Townsend, 205-458-7132